Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 18, 2014, with respect to the consolidated financial statements included in the Annual Report of Books-A-Million, Inc. on Form 10-K for the year ended February 1, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Books-A-Million, Inc. on Forms S-8 (File No. 333-173729; File No. 333-167134; File No. 333-167133; File No. 333-151694; File No. 333-135719; File No. 333-126008; File No. 333-116831; File No. 333-84822; File No. 333-34384; File No. 333-58619; File No. 33-86980; File No. 33-72812).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

April 18, 2014